                                                                   Exhibit 11.1


                                             ALLTRISTA CORPORATION
                                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (Thousands of dollars except share data)




                                                      Three month period ended
                                                       March 31,      April 2,
                                                         1996           1995
                                                     ------------    ---------

Primary Earnings Per Share
   Income from continuing operations                  $  3,090      $  2,406
   Discontinued operation                                  267           446
                                                    ----------    ----------
       Net income                                      $ 3,357      $  2,852
                                                    ==========    ==========

Weighted average number of common shares
  outstanding (000s)                                     7,868         7,741
Additional shares assuming conversion of
  stock options                                            173           225
                                                    ----------    ----------
Weighted average number of common and
  equivalent shares                                      8,041         7,966
                                                    ==========    ==========

Primary earnings per common share:
   Continuing operations                             $     .38     $    .30
   Discontinued operation                                  .04          .06
                                                    ----------    ----------
       Net income                                    $     .42     $    .36
                                                    ==========    ==========


Fully Diluted Earnings Per Share
   Income from continuing operations                 $   3,090     $  2,406
   Discontinued operation                                  267          446
                                                    ----------    ----------
       Net income                                    $   3,357       $2,852
                                                    ==========    ==========

Weighted average number of common shares
    outstanding (000s)                                   7,868        7,741
Additional shares assuming conversion of
    stock options                                          225          262
                                                    ----------    ----------
Weighted average number of common and
    equivalent shares                                    8,094        8,003
                                                    ==========    ==========

Fully diluted earnings per common share:
    Continuing operations                             $    .38      $   .30
    Discontinued operation                                 .03          .06
                                                    ----------    ----------
        Net income                                    $    .41      $   .36
                                                    ==========    ==========
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